Exhibit 99.1

Trevena Promotes Carrie Bourdow to Executive Vice President and Chief Operating Officer

CHESTERBROOK, PA, February 2, 2018 - Trevena, Inc. (NASDAQ: TRVN) today announced the promotion of Carrie L. Bourdow from Senior Vice President and Chief Commercial Officer to Executive Vice President and Chief Operating Officer, effective immediately.  Ms. Bourdow brings to this newly created position over 25 years of experience at large and small commercial biopharmaceutical companies.

“Since joining Trevena, Carrie has taken on increasing leadership across the organization as we have advanced OLINVO™ towards its potential approval later this year,” said Maxine Gowen, Ph.D., chief executive officer.  “This new role recognizes Carrie’s many contributions to Trevena, and reflects our belief in her leadership for the future success of the Company.”

Ms. Bourdow joined Trevena as Senior Vice President and Chief Commercial Officer in May 2015.  Prior to joining Trevena, she was vice president of marketing, reimbursement, and operations at Cubist Pharmaceuticals, Inc., from 2013 to 2015, where she had responsibility for five acute care hospital pharmaceuticals totaling over $1 billion in annual revenues. Prior to that, she served for more than 20 years at Merck & Co., Inc., where she held positions of increasing responsibility across several therapeutic areas. Since June 2017, Ms. Bourdow has served on the board of Nabriva Therapeutics plc., a publicly traded biopharmaceutical company

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on providing better, safer therapies to patients in pain.  The Company has leveraged breakthrough science to discover and develop its investigational product OLINVOTM (oliceridine) Injection for the management of moderate-to-severe acute pain.  The Company also has an early stage pipeline of new chemical entities targeting novel mechanisms of action, including for acute migraine, neuropathic pain, and other indications.

Contacts

Investors:
Jonathan Violin, Ph.D.
Senior Vice President, Scientific Affairs & Investor Relations Officer
610-354-8840 x231
jviolin@trevena.com

Media:
Public Relations
PR@trevena.com

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